Exhibit 10.1
                                                              [NiSource logo]

Gary L. Neale
Chairman, President, and
Chief Executive Officer
                                                     801 E. 86th Avenue
                                                     Merrillville, IN 46410-6272
                                                     (219) 647.6004

                                    October 25, 1999

Mr. Roger A. Young
Chairman of the Board
Bay State Gas Company
300 Friberg Parkway
Westborough, MA 01581-5039

                           Re:      Consulting Agreement

Dear Roger:

This letter will confirm our agreement as to your status, responsibilities and compensation relating to your positions with NiSource Inc. and its wholly-owned subsidiary, Bay State Gas Company, following your retirement as a Bay State Gas Company employee on November 12, 1999 and extending through the date of the annual meeting of NiSource's shareholders in 2002.

During that period you will continue to serve as a non-employed member of the Board of Directors and non-executive Chairman of the Board of Bay State Gas Company and as a member of the Board of Directors of NiSource Inc. In addition you will serve on such other Boards, including that of the Institute of Gas Technology, as you and I shall agree from time to time. You also will periodically brief me and the CEO of Bay State Gas Company on merger and acquisition activity in the Northeast, and participate as requested in strategy sessions and meetings with potential partners and targets. You will continue to participate as an invitee to Bay State Gas Company officer group meetings and as requested from time to time in visits to legislators and regulators.

In addition to compensation received as a non-employed director of NiSource, your compensation for all of these services will be at the annual rate of $24,000 to be paid by Bay State Gas Company in substantially equal monthly installments, and you will be reimbursed for expenses incurred on our behalf. This compensation will be in lieu of payments usually received by directors of Bay State Gas Company. You will perform these services as an independent contractor and not as an employee of NiSource Inc. or any of its subsidiaries. You will be responsible for all taxes due as a result of receipt of compensation under this agreement.

This agreement may be terminated early by you at any time and by NiSource on 30 days notice in the event of your death or disability or if such termination is determined to be in the best interests of NiSource by a vote of its Board of Directors.
Please signify your agreement by signing and returning a copy of this letter to me.

                                  Sincerely,

                                  /s/ Gary L. Neale
                                  Gary L. Neale
                                  Chairman of the Board, President
                                  and Chief Executive Officer

AGREED:


/s/ Roger A. Young
Roger A. Young